SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 23, 2010

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, CA 92612
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 23, 2010, Consumer Portfolio Services, Inc. ("CPS" or the "Company") and its subsidiary Page Six Funding LLC  entered into a two-year revolving credit agreement (the "Credit Agreement") and related agreements with Goldman Sachs Bank USA (“Goldman”) and Fortress Credit Corp. ("Fortress," and, together with Goldman, the “Lenders”), and with others. Loans under the Credit Agreement are to be secured by automobile receivables that CPS now holds or may purchase in the future from dealers.

Under the Credit Agreement, and subject to its terms and conditions, the Lenders have agreed to lend from time to time up to a maximum of $100 million.  Loans under the Credit Agreement bear interest at a floating rate equal to one-month LIBOR plus 5.00%, but in all events no less than 6.50% per year.   The full amount of all outstanding loans is due December 23, 2012, subject to acceleration upon the occurrence of certain defined events of default. In connection with the Credit Agreement, CPS has paid a closing fee of $1,000,000 to the Lenders.

Simultaneously upon entering into the agreements described above, CPS received an additional investment of $20 million from its existing senior secured lender, Levine Leichtman Capital Partners IV, L.P. (“LLCP”), pursuant to an amendment to the existing Securities Purchase Agreement between CPS and LLCP.  The new debt bears interest at 16% per annum, and is due December 31, 2013.  In addition, the maturity of the existing $30 million of indebtedness of the Company owed to LLCP was extended to December 31, 2013.  In these transactions, the Company issued to LLCP (i) amended and restated notes in the total principal amount of $52,750,000, of which $2,750,000 was a discount representing compensation to LLCP as note purchaser, and (ii) certain equity securities described in Item 3.02 of this report.  The information provided in response to Item 3.02 is incorporated herein by reference.  Prior to the transactions reported in this Item, LLCP was also the holder of 1,225,000 shares of the Company’s common stock, and of common stock purchase warrants exercisable through June 30, 2018: to purchase 1,611,114 shares of the Company’s common stock at $1.39818 per share, and to purchase 285,781 shares of the Company’s common stock for nominal consideration.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in response to items 1.01 and 3.02 is incorporated herein by reference.

CPS has yet to incur indebtedness under the Credit Agreement.  CPS intends to incur indebtedness under the Credit Agreement from time to time as it purchases motor vehicle receivables from dealers.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The equity securities issued to LLCP in connection with the investment on December 23, 2010 (the “New LLCP Equity”) comprise 880,000 shares of common stock, and 1,870 shares of a newly-created series of preferred shares (the “Series B Preferred”).  The Company will seek shareholder approval to convert the shares of the Series B Preferred into 1,870,000 shares of common stock, which conversion will occur without further action upon such approval’s being obtained, but will not occur without such approval. The New LLCP Equity was issued in consideration of LLCP’s making the new capital investment and extending the maturity of existing Company debt, as described above in Item 1.01 of this report. The contents of Item 1.01 are incorporated by reference into this Item 3.02.

The sale and issuance of the New LLCP Equity is exempt from registration under the Securities Act of 1933, pursuant to section 4(2) thereof, as a transaction not involving a public offering. Such securities were not offered or sold to any person other than LLCP and its affiliates. CPS has also agreed to register under the Securities Act upon request of the holder, pursuant to a pre-existing registration rights agreement, the CPS common shares included in the New LLCP Equity securities and the CPS common shares that may be issued upon conversion of the Series B Preferred.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

The Series B Preferred shares referred to in Item 3.02 were issued pursuant to a certificate of designation filed with the California Secretary of State effective December 28, 2010.  Such certificate of designation authorizes the issuance of 1,870 such shares, all of which were issued as part of the New LLCP Equity.  Upon shareholder approval of conversion, as to which there can be no assurance, each share of Series B Preferred will convert into one thousand shares of the Company’s common stock.  Prior to such conversion, each share of Series B Preferred has a liquidation preference of $852.00, and accrues cumulative dividends at an annual rate of 12% of such liquidation preference.  The liquidation preference represents an estimate of the fair market value of one thousand shares of the Company’s common stock prior to the transaction.

ITEM 9.01                        FINANCIAL STATEMENTS AND EXHIBITS.

Two exhibits are filed with this report:

3.1.1          Certificate of Designation creating Series B Preferred

20.1           News Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: December 30, 2010	By:	/s/ JEFFREY P. FRITZ
Jeffrey P. Fritz Senior Vice President and Chief Financial Officer Signing on behalf of the registrant